Exhibit 99.1

Contacts:	INVESTORS	MEDIA
	Michael Carrel	Meagan Busath
	Executive Vice President and CFO	Public Relations Manager
	(952) 844-3113	(408) 626-6051
	mcarrel@ZAMBAsolutions.com	mbusath@ZAMBAsolutions.com

ZAMBA SOLUTIONS ELECTS TO MOVE TO OTC BULLETIN BOARD

MINNEAPOLIS & SAN JOSE, Calif. — June 28, 2002 — ZAMBA Solutions (Nasdaq: ZMBA), a customer relationship management (CRM) consulting and systems integration company for Global 2000 organizations, announced today that it has elected not to pursue its right to appeal the decision by Nasdaq to delist the Company’s securities from the Nasdaq National Market.   The company expects its shares to be delisted from the Nasdaq market at the close of business on June 28, 2002.  Effective July 1, 2002, ZAMBA Solutions common stock will be quoted and traded on the Over The Counter Bulletin Board (www.otcbb.com) under the symbol “ZMBA.”

“Right now, we believe it is most important for ZAMBA to focus on strengthening our core business using the new blended shore model, with a long-term goal of re-gaining our Nasdaq listing,” said Michael Carrel, executive vice president and chief financial officer of ZAMBA Solutions.

The OTC Bulletin Board® (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities.

About ZAMBA Solutions

ZAMBA Solutions is a CRM consulting and systems integration company for Global 2000 organizations.  Having served over 300 clients, ZAMBA is focused exclusively on customer-centric services that help clients profitably acquire, retain and grow customers by leveraging best practices and best-in-class technology to enable insightful, consistent interactions across all customer touchpoints.  Based on the Company’s expertise and experience, ZAMBA has created an end-to-end CRM Blueprint — a framework of interdependent processes and technologies that addresses each aspect of CRM, including strategy, analytics and marketing, contact center, content and commerce, field sales, field service and enterprise integration.  ZAMBA’s clients have included ADC, Aether Systems, Best Buy, Canon ITS, GE Medical Systems, Enbridge Services, Hertz, General Mills, Microsoft Great Plains, Northrup Grumman, Symbol Technologies, Towers Perrin and Volkswagen of America. The company has offices in Denver, Minneapolis, San Jose and Toronto.  For more information, contact ZAMBA at www.ZAMBAsolutions.com or (800) 677-9783.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, the growth rate of the marketplace for customer-centric solutions, our ability to develop skills in implementing customer-centric solutions, the ability of our partners to maintain competitive products, the impact of competition and pricing pressures from actual and potential competitors with greater financial resources, our ability to obtain large-scale consulting services agreements, client decision-making processes, changes in expectations regarding the information technology industry, our ability to hire and retain competent employees, possible changes in collections of accounts receivable, changes in general economic conditions and interest rates, and other factors identified in our filings with the Securities and Exchange Commission.

“ZAMBA Solutions” is a trade name under which Zamba Corporation conducts operations.

#     #     #